Exhibit 10.7

Loan Agreement

The Loan Agreement (hereinafter referred to as the “Agreement”) was signed by the following two parties in Beijing on February 5, 2018:

Party A:

Sha Yunlong

ID: [                ]

Party B: Purong (Beijing) Information Technology Co., Ltd.

Unified social credit code: 91110108MA019R588L

Address: Rooms 0807 & 0808, 7th Floor, Block 1, 113 Zhichun Road, Haidian District, Beijing

(In the Agreement, the aforesaid two parties are individually and collectively referred to as the “party” and the “parties” respectively.)

Whereas:

1.	Party A and Shanghai Trustbridge Investment Management Co., Ltd. (“Shanghai Trustbridge”) and Ningbo Trustbridge New Economy II Equity Investment Limited Partnership (“Ningbo Trustbridge”) have signed the Equity Transfer Agreement (the “Equity Transfer Agreement”) respectively on [●] 2017, under which Shanghai Trustbridge and Ningbo Trustbridge shall transfer to Party A their 5% equity in Puxin Education Technology Group Co., Ltd. (the “Target Company”) at a total consideration of RMB180,000,000 (the “Equity Transfer Consideration”).

2.	Party B has agreed to provide Party A with a loan of 180,000,000 in the way specified herein, which will be used by Party A as payment of the Equity Transfer Consideration to Shanghaitrust Bridge and Ningbo Trustbridge.

3.	The parties hereto intend to enter into the Agreement in place of all previous oral or written agreements, understandings and communications between the parties with respect to the relevant contents of the Agreement, and the parties are required to agree under the terms and conditions of the Agreement the relationship between rights and obligations under the aforesaid loan arrangement.

Therefore, upon negotiation, both parties have made agreement on the aforesaid loan subject to the following terms and conditions:

Article 1. Definitions

1.1	In the Agreement,

“Borrower” means Party A;

“Lender” means Party B;

“Loan” means the loan in a principal amount of 180,000,000 provided by the Lender to the Borrower under Article 2.1;

“Loan Term” has the meaning ascribed to it under Article 4.1 hereof;

“Repayment Notice” has the meaning ascribed to it under Article 4.2 hereof;

“Confidential Information” has the meaning ascribed to it under Article 6.1 hereof;

“Prohibited Documents” has the meaning ascribed to it under Article 7.1 hereof;

“Rights” has the meaning ascribed to it under Article 11.4 hereof; and

“PRC” means the People’s Republic of China, excluding Hong Kong, Macao and Taiwan for the purpose hereof.

1.2	The meanings of the related terms mentioned in the Agreement are as follows:

“Articles” shall be construed as articles in the Agreement unless the context of the Agreement shall otherwise require;

“Taxes and Duties” shall be construed as including any taxes, fees, duties or other charges of the same nature (including but not limited to any fines or interest associated with unpaid or delayed payment of such taxes and duties);

“Borrower” and “Lender” shall be construed as including the successors and assignees of the parties; and

“Yuan” refers to the Renminbi.

1.3	Unless otherwise specified, references in the Agreement to this Agreement or any other agreement or document shall be construed as a revision, change, substitution, or supplement to the Agreement or any other agreement or document that has been made or may be made from time to time, as the case may be.

Article 2. Loan

2.1	Based on the terms and conditions of the Agreement, the Lender has agreed to provide the Borrower with a loan in a principal amount of 180,000,000 within one hundred and twenty (120) days from signing of the Agreement. The Borrower may apply the loan under the Agreement to pay the Equity Transfer Consideration to Shanghai Trustbridge and Ningbo Trustbridge according to the Equity Transfer Agreement and the Agreement. The Lender will provide the loan in accordance with the Agreement.

2.2	Previously, the Borrower had paid the advance payment in other ways and paid the Equity Transfer Consideration to Shanghai Trustbridge and Ningbo Trustbridge in accordance with the Equity Transfer Agreement. The Lender will continue to provide loans according to the terms of the Agreement, and the Borrower has the right to settle down the advance payment with the Loan provided by the Borrower.

Article 3. Interest

The Lender has confirmed that it will not charge any interest on the loan.

Article 4. Repayment

4.1	The longest loan term under the Agreement shall expire upon the earliest of twenty (20) years after the Effective Date; or expiry of the operation period of the Lender; or expiry of the operation period of the Target Company (hereinafter referred to as the “Loan Term”). After expiry of the Loan Term, the Borrower shall return all the monies in a lump sum on the expiry date of the Loan Term, unless the parties concerned agree to extend the Loan Term. Moreover, under such circumstances, the Lender shall have the right to acquire or designate a third party to acquire corresponding equity held at the time by the Borrower in the Target Company at an equity transfer consideration equivalent to the amount of the payment without breaching the applicable laws and regulations.

4.2	In the Loan Term, the Lender may, at its absolute discretion, declare early maturity of the loan at any time and send a repayment notice (hereinafter referred to as the “Repayment Notice”) to any Borrower thirty (30) days in advance to request any or both of the Borrower to repay part or all of the monies.

If the Lender requests the Borrower to make repayment according to the provisions of the preceding paragraph,, the Lender shall acquire or designate a third party to acquire part of the equity held by the such Borrower in the Target Company at an equity transfer consideration equivalent to the monies requested to be repaid without breaching the applicable laws and regulations. The ratio of the said equity required to be acquired to the equity held by the Borrower in the Target Company shall be the same as the ratio of the monies requested to be repaid to the total amount of the loan borrowed by the Borrower according to the Agreement.

4.3	The Borrower who is required to repay or apply for repayment shall repay the corresponding amount in the form of cash, or repay the amount in other forms determined by the Lender’s Board of Directors through a resolution.

4.4	When the Borrower repays the monies according to the aforesaid provisions of this article, the parties concerned shall complete the specified equity transfer and guarantee settlement of the monies. At the same time, the Lender or the third party designated by the Lender shall have lawfully and completely been transferred the corresponding equity of the Target Company without any pledge or any other form of encumbrances according to the aforesaid provisions. The Borrower shall provide all reasonable assistance when the equity of the Target Company is transferred according to the aforesaid provisions.

4.5	The Borrower shall cease to bear the repayment obligations under the Agreement after the Borrower has transferred all of its equity in the Target Company to the Lender or the third party designated by the Lender according to this article.

Article 5. Taxes and Duties

All taxes and duties related to the Loan shall be borne by the Lender.

Article 6. Confidentiality

6.1	Regardless of whether the Agreement has been terminated or not, either party shall have the obligation to keep the business secrets, proprietary information and customer information (“Confidential Information”) of the other party acquired or received during signing and performance of the Agreement in confidence. Either party may use the Confidential Information only for the purpose of fulfilling its obligations under the Agreement. Without the written consent of the other party, either party shall not disclose any of the Confidential Information to any third party, otherwise it shall bear the default liability and make compensation for relevant losses.

6.2	The following information shall not be deemed as Confidential Information:

(1)	any information proved by written evidence to have been previously known to the recipient through legal means;

(2)	any information that enters the public domain for a reason besides the fault of the recipient;

(3)	any information obtained by the recipient through other legal means after receiving such information; or

(4)	any information required to be disclosed in accordance with applicable laws and regulations, stock trading rules or orders of government agencies or courts.

6.3	After termination of the Agreement, the recipient shall, when requested by the party providing such Confidential Information, return, destroy or otherwise dispose of all the documents, information or software containing Confidential Information and cease to use such Confidential Information.

6.4	Notwithstanding other provisions of the Agreement, the validity of this provision shall not be affected by the suspension or termination of the Agreement.

Article 7. Commitments and Undertakings

7.1	The Borrower hereby irrevocably undertakes and guarantees that, without the prior written consent of the Lender, the Borrower shall not transfer part or corresponding equity in the Target Company to a third party, or make or authorize others (including but not limited to the directors of the Target Company nominated by it) to make any resolution, instruction, consent or order by any means to cause the Target Company to carry out any transaction that will or may materially affect the assets, rights, obligations or businesses of the Target Company (including its branches and/or subsidiaries) (collectively referred to as “Prohibited Transactions”) including but not limited to:

(1)	borrow from a third party or assume any debt (excluding debt generated in daily normal business activities that does not exceed RMB100,000 in total or not exceed RMB100,000 in total for six (6) consecutive months);

(2)	provide guarantee to a third party for the Borrower’s debt or to provide any guarantee to a third party;

(3)	transfer any business, material assets, actual or potential business opportunities to a third party;

(4)	transfer to a third party or license any domain name, trademark or other intellectual property that the target company has legal rights;

(5)	any other material transaction;

or sign any agreement, contract, memorandum or other form of transaction documents (hereinafter referred to as “Prohibited Documents”) in respect of the Prohibited Transactions, and will not allow any Prohibited Transactions or any Prohibited Documents signing in any manner of inaction.

7.2	Unless otherwise provided by the applicable laws, both parties shall not, in any circumstance, unilaterally terminate or discharge the Agreement. Save as expressly provided in the Agreement or requested by the Lender in writing, the Borrower shall not, in any circumstance, repay the loan before expiry of the loan term.

Article 8. Notice

8.1	Any notice, request, demand and other correspondences required by the Agreement or made according to the Agreement shall be served in writing to the parties concerned.

8.2	The aforesaid notices or other correspondences shall be deemed to have been served: (i) upon sending, when sent by facsimile; (ii) upon receipt, when delivered in person; (iii) five (5) days after being posted, when sent by post; (iv) upon receipt by the addressee, when sent by express delivery; (v) upon receipt by the recipient’s mail server, when sent by email. If they are sent in several forms mentioned above at the same time, whichever is the earliest shall be the time of service.

Article 9. Default Liability

9.1	If either party fails to fulfill its obligations under the Agreement in part or in whole (including but not limited to the violation of the statements, guarantees or undertakings under the Agreement) and thereby causes any losses to the other party, it shall bear the corresponding liability for compensation.

9.2	Notwithstanding the other provisions of the Agreement, the validity of this Article shall not be affected by the suspension or termination of the Agreement.

Article 10. Settlement of Disputes

10.1	Any dispute arising out of and in connection with the Agreement shall be settled through negotiation between the two parties. If the two parties fail to reach any agreement within thirty (30) days after the arising of the dispute, the dispute shall, without prejudice to the statutory principle of the jurisdiction, be submitted to the China International Economic and Trade Arbitration Commission for arbitration in Beijing pursuant to its arbitration rules.

10.2	The arbitration award shall be final and binding on both parties.

Article 11. Others

11.1	The Agreement is executed in Chinese language in two (2) original copies, effective from the date of signing by both parties, with one (1) original held by each party hereto. The Agreement may be signed by the two parties separately and the texts signed by them separately shall be treated as originals rather than duplicates regardless of whether they are sent by facsimile or other means. The agreement signed by the two parties separately shall jointly constitute a full set of signed agreement.

11.2	The execution, validity, performance, amendment, interpretation and termination of the Agreement shall be governed by the PRC laws.

11.3	Any rights, powers and remedies conferred on each party by any provision of the Agreement shall not preclude any other rights, powers or remedies conferred on it under the applicable laws and other provisions of the Agreement, and either party’s exercise of its rights, powers and remedies shall not preclude its exercise of other rights, powers and remedies conferred on it.

11.4	The failure or delay of each party to exercise any rights, powers and remedies (hereinafter referred to as the “Rights”) conferred on it under the Agreement or laws shall not result in its waiver of the Rights. Waiver of any single or part of the Rights shall not preclude the party from exercising the Rights in other ways and exercising the other Rights.

11.5	The headings of each article of the Agreement are for indexing purposes only. In no event should such headings be used or affect the interpretation of provisions of the Agreement.

11.6	Each provision of the Agreement should be separated and independent of each other. If any one or several provisions of the Agreement becomes invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of the Agreement shall not be affected.

11.7	The Agreement supersedes all previous oral and written agreements undertaken by both parties regarding this contract and its related contents, and other written agreements, understandings and communications. Any amendment and supplement to the Agreement shall be made in writing and shall take effect upon proper signatures of both parties.

[The remainder of this page is deliberately left blank]

(This is the signature page to the Loan Agreement)

Sha Yunlong

Signature: /s/ Sha Yunlong

(This is the signature page to the Loan Agreement)

Purong (Beijing) Information Technology Co., Ltd. (Seal)

Signature: /s/ Sha Yunlong

Name: Sha Yunlong

Title: Director

/s/ Seal of Purong (Beijing) Information Technology Co., Ltd.